EXHIBIT (a)(1)(M)
Contacts:

Media:      Brad Burns                            Investors:      Scott Hamilton
            1.800.644.NEWS                                        1.877.624.9266

                   IN LIEU OF 2002 ANNUAL STOCK OPTION GRANT,
                              WORLDCOM GROUP ADOPTS
                     EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

CLINTON, Miss. - January 17, 2002 - WorldCom group (NASDAQ: WCOM), the leading global business data and Internet communications provider, today announced that in lieu of its 2002 annual employee stock option grant, it is adopting a stock option exchange program for eligible employees. All WorldCom group employees will also forego merit salary increases in 2002 and experience some increase in benefits cost. This exchange program eliminates employee options that would have been granted in 2002 while enhancing employee retention and boosting incentives to grow overall shareholder value. The number of shares to be exchanged is approximately equal to the number of shares normally granted. WorldCom's Board of Directors and executive officers are not eligible to participate in the stock option exchange program.

STOCK OPTION EXCHANGE PROGRAM

Under the exchange program, eligible employees will have the opportunity to submit for cancellation outstanding stock options that were granted by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000. In exchange, they will receive new options for an equal number of shares expected to be granted on or about August 15, 2002, with an exercise price equal to the closing price for WorldCom group stock on that date. The new options will vest one-third each year, beginning January 1, 2003.

Approximately 30,000 WorldCom group employees are eligible to participate in the stock option exchange program. Eligible employees will have until February 14, 2002, to decide whether to participate in the exchange program. WorldCom group employees will not receive an annual stock option grant or merit salary increase in 2002. The exchange program will not require a charge to WorldCom earnings, nor will it have any impact on the total number of shares under outstanding stock options.

ADDITIONAL COST SAVINGS INITIATIVES

In addition to the many cost-control initiatives ongoing throughout WorldCom, the elimination of merit salary increases in 2002 and other benefit cost reductions will further reduce the Company's operational expenses.

WorldCom is filing a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) that provides additional information concerning the stock

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option exchange program. The description of the stock option exchange program in this release is not complete and is qualified in its entirety by reference to the terms and conditions of the program, which are more fully described in the Offer to Exchange and Election to Participate, each of which is being filed with the SEC as an exhibit to the Schedule TO and will be provided to eligible employees.

ABOUT WORLDCOM GROUP

WorldCom group (NASDAQ: WCOM) is a preeminent global communications provider for the digital generation, operating in more than 65 countries with annualized revenues of more than $20 billion. WorldCom provides the innovative technologies and services that are the foundation for business in the 21st century. For more information go to http://www.worldcom.com.

FORWARD LOOKING STATEMENTS

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding the impact of the exchange program and other actions on employee retention, incentives to grow, shareholder value and expense reductions. Factors that could cause our actual results to differ from our current expectations include our ability to successfully implement the exchange program and other measures with an attendant increase in employee retention and incentives to grow shareholder value, and expense reductions.

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